As filed with the Securities and Exchange Commission on October 2, 2002
Registration No. 333-97915

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 2
TO THE
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Texas Capital Bancshares, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6022	75-2671109
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
2100 McKinney Avenue, Suite 900
Dallas, Texas 75201
(214) 932-6600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joseph M. Grant, Chief Executive Officer
2100 McKinney Avenue, Suite 900
Dallas, Texas 75201
(214) 932-6600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Joseph G. Passaic, Jr. Patton Boggs LLP 2550 M Street, NW Washington, DC 20037 Tel. (202) 457-6104	Fred S. Stovall Patton Boggs LLP 2001 Ross Avenue, Suite 3000 Dallas, Texas 75201 Tel. (214) 758-1500	Lee Meyerson Simpson Thacher & Bartlett 425 Lexington Avenue New York, New York 10017 Tel. (212) 455-2000

Approximate date of commencement of proposed sale to the public:    As soon as practicable on or after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

Calculation of Registration Fee

Title of Shares to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, par value $0.01 per share	6,900,000	$12.00	$82,800,000	$7,618

(1)	Includes shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended.
(3)	A registration fee of $6,900 was paid upon the initial filing of the Form S-3 on August 9, 2002 and a supplemental fee of $718 was paid upon the filing of Amendment No. 1 on September 17, 2002.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee	$7,618
NASD Filing Fee	$8,780
Nasdaq National Market listing fee	$100,000
Accounting fees and expenses	$300,000
Legal fees and expenses	$650,000
Printing and engraving expenses	$200,000
Blue Sky qualification fees and expenses	$15,000
Transfer agent and registrar fees and expenses	$10,000
Miscellaneous expenses	$95,000	(1)

Total	$1,386,398

(1)	Includes $85,000 in consulting fees.

Item 15.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that we shall, to the fullest extent permitted by Delaware General Corporation Law, indemnify all persons who we may indemnify under Delaware law and contains provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law.

Our certificate of incorporation and bylaws provide that:

•	we are required to indemnify our directors and officers, subject to very limited exceptions;

•	we may indemnify other employees and agents, subject to very limited exceptions;

•	we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding, subject to very limited exceptions; and

•	we may advance expenses, as incurred, to our employees and agents in connection with a legal proceeding.

We have obtained an insurance policy providing for indemnification of officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and conditions.

The indemnification provisions in our certificate of incorporation and bylaws may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

We have entered into indemnification agreements with each of our directors and officers, which may be broader than the specific indemnification provisions contained in our certificate of incorporation, bylaws or under Delaware law. These indemnification agreements may require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers. These indemnification agreements also may require us to advance any expenses incurred by our directors or officers as a result of any proceeding against them as to which they could be indemnified. As of the date of this filing, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in certain circumstances.

Reference is also made to the form of Underwriting Agreement, filed as an exhibit to this Registration Statement, which provides for the indemnification of our officers, directors and controlling persons against certain liabilities.

Item 16.    Exhibits and Financial Statement Schedules.

(a)  The following exhibits are filed herewith:

Number	Exhibit Title
1.1**	Form of Underwriting Agreement
3.1*	Certificate of Amendment of Certificate of Incorporation dated June 18, 2002
3.2*	Amended and Restated Bylaws
3.3*	Certificate of Amendment of Certificate of Incorporation dated September 16, 2002
4.1***	Form of Common Stock Certificate
5.1***	Opinion of Patton Boggs LLP
10.1*	Form of Executive Employment Agreement
10.5*	Form of Director Indemnity Agreement
23.1*	Consent of Ernst & Young LLP
23.2***	Consent of Patton Boggs LLP (incorporated in Exhibit 5.1)
24*	Power of Attorney

*	Previously filed
**	Filed herewith
***	To be filed by amendment

Item 17.    Undertakings.

The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

(a)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 2, 2002.

TEXAS CAPITAL BANCSHARES, INC.

By:	/s/ JOSEPH M. GRANT
Joseph M. Grant
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOSEPH M. GRANT Joseph M. Grant	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	October 2, 2002

/S/ RALEIGH HORTENSTINE III Raleigh Hortenstine III	President and Director	October 2, 2002

* George F. Jones, Jr.	President and Chief Executive Officer of Texas Capital Bank, N.A. and Director	October 2, 2002

* Gregory B. Hultgren	Executive Vice President and Chief Financial Officer (principal accounting officer)	October 2, 2002

* Leo Corrigan III	Director	October 2, 2002

* James R. Erwin	Director	October 2, 2002

* Frederick B. Hegi, Jr.	Director	October 2, 2002

* James R. Holland, Jr.	Director	October 2, 2002

David Lawson	Director

* Larry A. Makel	Director	October 2, 2002

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Signature	Title	Date

* Walter W. McAllister III	Director	October 2, 2002

* Lee Roy Mitchell	Director	October 2, 2002

* Steve Rosenberg	Director	October 2, 2002

John C. Snyder	Director

* Robert W. Stallings	Director	October 2, 2002

* James Cleo Thompson, Jr.	Director	October 2, 2002

* Ian J. Turpin	Director	October 2, 2002

* Charles David Wood	Director	October 2, 2002

*By:	/s/ JOSEPH M. GRANT Joseph M. Grant Attorney-in-Fact	October 2, 2002

*By:	/s/ RALEIGH HORTENSTINE III Raleigh Hortenstine III Attorney-in-Fact	October 2, 2002

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EXHIBIT INDEX

Number	Exhibit Title
1.1**	Form of Underwriting Agreement
3.1*	Certificate of Amendment of Certificate of Incorporation dated June 18, 2002
3.2*	Amended and Restated Bylaws
3.3*	Certificate of Amendment of Certificate of Incorporation dated September 16, 2002
4.1***	Form of Common Stock Certificate
5.1***	Opinion of Patton Boggs LLP
10.1*	Form of Executive Employment Agreement
10.5*	Form of Director Indemnity Agreement
23.1*	Consent of Ernst & Young LLP
23.2***	Consent of Patton Boggs LLP (incorporated in Exhibit 5.1)
24*	Power of Attorney

*	Previously filed
**	Filed herewith
***	To be filed by amendment

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